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                                                                  EXHIBITS 10.2


CAPSTONE CAPITAL CORPORATION ANNOUNCES COMMITMENT FOR DEVELOPMENT OF COMPREHENSIVE MEDICAL CENTER

        BIRMINGHAM, Ala., Dec. 12 /PRNewswire/ -- Capstone Capital Corporation (NYSE: CCT) announced today that it has agreed to commit $22.5 million for the development of a comprehensive medical center located in Los Angeles, California. Groundbreaking occurred yesterday on the new 90,000 square foot Kerlan-Jobe Orthopaedic Clinic, which will combine physician offices with an outpatient surgical and diagnostic imaging center, and an outpatient rehabilitation facility. Construction of the five-story clinic and parking structure is expected to begin in January 1997, with completion in late November 1997.

        Upon completion, the facility will be leased on a long-term basis to HEALTHSOUTH Corporation (NYSE: HRC) and The Kerlan-Jobe Orthopaedic Clinic. HEALTHSOUTH, the largest provider of outpatient surgical and rehabilitative services in America, currently provides sports medicine support to 40 professional sports teams and more than 125 colleges and universities. The Kerlan-Jobe Clinic is a world-renowned orthopaedic and sports medicine practice, whose physicians serve as team physicians for several professional teams in Southern California, including the Los Angeles Lakers, Dodgers and Kings.

        John W. McRoberts, President and Chief Executive Officer of Capstone, commented, "Capstone is proud to announce the development of this state-of-the-art medical clinic and of our association with HEALTHSOUTH Corporation and The Kerlan-Jobe Orthopaedic Clinic. This integrated health care delivery facility is also the newest component of the Howard Hughes Center in Los Angeles and will provide all the medical components needed for patients being treated at its location."

        Capstone Capital Corporation is a real estate investment trust (REIT) which currently owns, leases and provides mortgage financing for 56 healthcare related properties located in 13 states that are diversified as to operator, facility type and healthcare segment.